Zumiez Inc. Reports December 2016 Sales Results

Net Sales Increased 6.8% to $143.6 Million; December 2016 Comparable Sales Increased 3.4%

LYNNWOOD, WA -- (Marketwired - January 04, 2017) - Zumiez Inc. (NASDAQ: ZUMZ) a leading specialty retailer of apparel, footwear, equipment and accessories for young men and women today announced that total net sales for the five-week period ended December 31, 2016 increased 6.8% to $143.6 million, compared to $134.5 million for the five-week period ended January 2, 2016. The Company's comparable sales increased 3.4% for the five-week period compared to a comparable sales decrease of 8.9% in the year ago period.

To hear the Zumiez prerecorded December sales message, please dial (201) 689-8483 or (877) 523-5612, followed by the passcode # 986439 (ZUMIEZ).

About Zumiez Inc.

Zumiez is a leading specialty retailer of apparel, footwear, accessories and hardgoods for young men and women who want to express their individuality through the fashion, music, art and culture of action sports, streetwear, and other unique lifestyles. As of December 31, 2016 we operated 690 stores, including 608 in the United States, 48 in Canada, and 29 in Europe and 5 in Australia. We operate under the names Zumiez, Blue Tomato and Fast Times. Additionally, we operate ecommerce web sites at www.zumiez.com, www.blue-tomato.com and www.fasttimes.com.au.

Company Contact:
Darin White
Director of Finance &
Investor Relations
Zumiez Inc.
(425) 551-1500, ext. 1337

Investor Contact:
ICR
Brendon Frey
(203) 682-8200